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                                                                     EXHIBIT 6.8


                          AUTHORIZED RESELLER AGREEMENT

         This Agreement (the "Agreement") is made and entered into this 10th day of June, 1999 ("Effective Date"), by and between Qorus.com, a Delaware corporation with its principal place of business at 9800 Sepulveda Boulevard, Los Angeles, California, 90045, ("QORUS") and Alpha Telecom
         (UK) Ltd., a Limited Company, incorporated in the United Kingdom with offices at Molasses House, Plantation Wharf London SW113TN ("ALPHA"). QORUS and ALPHA may be referred to hereafter individually as a "Party" or collectively as the "Parties."

                                    RECITALS

         A. QORUS is in the business of providing certain electronic messaging services;

         B. ALPHA desires to market and resell those services specified in the attached Exhibit A (the "Services") to ALPHA's Customers (as defined below); and

         C. QORUS is willing to provide Services to ALPHA's Customers in accordance with the terms of this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.       Definitions.

         1.1. "Affiliate" of a Party shall mean a corporation, partnership, joint venture or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Party.

         1.2. "ALPHA Authorized Reseller" shall mean any current or future entities that are agreed to in writing by both QORUS and ALPHA; such agreement shall not be unreasonably withheld by QORUS.

         1.3. "ALPHA Customers" shall mean any person, entity, or ALPHA Authorized Reseller that is a customer of ALPHA, or a customer of an ALPHA Authorized Reseller.

         1.4. "Documentation" shall mean any user guides, manuals, operator guides, installation guides, technical reference guides and other similar reference materials generally made available by QORUS to its customers to facilitate use of the Services, which QORUS shall offer to ALPHA.

         1.5.     "Services" shall be defined as used in Exhibit A.

         1.6.     "Operating Plan" shall be defined in Exhibit B.


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2.       Agreement to Provide Services/Grant of Rights

         2.1. QORUS shall provide the Services to ALPHA Customers in accordance with the pricing set forth in the attached Exhibit A and the Operating Plan.

         2.2. QORUS hereby grants to ALPHA a non-exclusive, non-transferable right to market, promote and resell the Services to current and prospective ALPHA Customers in the United Kingdom, Germany, and Switzerland (in addition to other European Union countries which shall be added upon presentation to QORUS of satisfactory marketing plans for each such additional country) (the "Territory"); provided, however, that ALPHA may market, promote and resell the Services through ALPHA Authorized Resellers, provided that ALPHA shall be responsible for such third parties' observance of the terms and conditions of this Agreement.

         2.3. QORUS hereby grants to ALPHA and ALPHA accepts the right to re-brand the Services and Documentation for use in accordance with the rights granted herein, the Documentation, and branding guidelines as mutually agreed upon by the Parties; provided, however, that (a): any such re-branding shall comply with QORUS' published guidelines, and shall carry a notice identifying the Service as "Powered by QORUS" or such other name and/or copyright notices as may be designated by QORUS, and in a style, color and reasonable size S, and (b): any branding with trademarks other than ALPHA's trademarks is subject to compliance with QORUS' published guidelines.

         2.4. QORUS hereby grants to ALPHA the right to utilize QORUS's trade name and any trademarks and service marks (the "Trademarks") in connection with ALPHA's advertising and promotional materials used for the sale of the Services provided that such advertising and promotional materials comply with QORUS' published guidelines. ALPHA has paid no consideration for the use of the Trademarks, and nothing contained in this Agreement shall give ALPHA any right, title or interest in the Trademarks. ALPHA agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any Trademark. In order to comply with QORUS's quality control standards, ALPHA shall:
                  (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord QORUS the right to inspect during normal business hours, with prior advance notice, ALPHA's facilities used in connection with efforts to sell the Services in order to confirm that ALPHA's use of such Trademarks is in compliance with this Section; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Services.

         2.5. The grants made herein by QORUS to ALPHA are non-exclusive. QORUS reserves the right in its discretion to use other authorized resellers of the Services covered by this Agreement within or outside of the Territory without obligation or liability of any kind to ALPHA. QORUS also reserves the right to sell the Services or similar products and services to any person or entity, using its own personnel or third parties, without obligation or liability or any kind to ALPHA; provided, however, QORUS shall not, during the term of this agreement or after termination thereof, knowingly contact current ALPHA Customers for any purpose (other than through general advertising programs) except in the performance of its obligations hereunder. It is expressly understood that the client list will at all times remain the exclusive property of Alpha.


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         2.6.     ALPHA acknowledges that nothing in this Agreement grants ALPHA any ownership interest in the Services, other than full ownership of the customer list, including clients' email addresses (based on ALPHA's registered domain name for the Services), and Personal numbers for fax and voicemail access; and that upon termination of this Agreement, ALPHA shall make no claims of such ownership or of any further interest in the Services other than those specified herein. If Alpha terminates this agreement for any reason during the first six months, except by reason of a breach by QORUS, then Alpha will continue (for a period of six (6) months from date of that Termination) to use the services provided by Qorus to customers who had signed up to those services prior to the date of Termination, unless the customer chooses to terminate the services themselves.

         2.7. No rights or licenses with respect to the Services or the Trademarks (as defined below) are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.


3.       Additional Obligations of QORUS.

         3.1. QORUS shall, at its own expense, provide and install within ALPHA's premises a proprietary suite of equipment necessary to provide local remote access communications (the "Equipment") as detailed in Exhibit C. Such equipment will be the sole property of QORUS and QORUS will be solely responsible for its upkeep and maintenance.

         3.2. QORUS shall provide ALPHA with a copy of the Documentation within a timely period after execution of this Agreement, and shall thereafter provide ALPHA on a timely basis any updates or revisions thereto, for re-branding, reproduction and distribution by ALPHA to ALPHA Customers in accordance with this Agreement and in connection with the marketing and sale of the Services. ALPHA shall maintain all copyright notices of QORUS on the documentation.

         3.3. QORUS shall provide ALPHA and ALPHA Authorized Resellers with training as set forth in the Operating Plan.

         3.4. QORUS shall provide the maintenance and support services for ALPHA and ALPHA Customers, as set forth in the Operating Plan, at no additional cost to ALPHA.

         3.5. QORUS shall notify ALPHA at least 60 days in advance of new products and services not described on Exhibit A and material enhancements which substantially alter the functionality of the Services and are available from QORUS after the Effective Date (collectively, "New Services"). If QORUS and ALPHA agree that any such New Services will be offered to ALPHA Customers, such New Services will be added to Exhibit A.

4.       Obligations of ALPHA.

         4.1. ALPHA shall use diligent commercial efforts to market and sell the Services to ALPHA Customers. ALPHA shall develop at its own expense, all marketing, sales, and promotional materials used in connection with ALPHA's marketing and sale of the Services.

         4.2. ALPHA shall accurately represent the Services to ALPHA Customers or prospective ALPHA Customers and prospective ALPHA Authorized Resellers and shall make no claims,


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                  representations or warranties on behalf of QORUS in connection with the Services other than as set forth in QORUS's Documentation, the forms or orders provided by QORUS, or as otherwise expressly authorized by QORUS in writing.

         4.3. ALPHA shall provide adequate, secure space with appropriate cabling and electrical wiring to house the Equipment as outlined in Exhibit C. ALPHA shall grant, subject to normal landlord regulations, to QORUS unrestricted and immediate access to the Equipment during normal business hours. ALPHA shall make available a qualified telecom technician to be trained as provided for in the Operating Plan and to be available for on-site repair of Equipment at QORUS' request. ALPHA also agrees to provide to QORUS access to the equipment during times other than normal business hours upon 6 hours' notice during the term of this agreement and immediately after any termination in order to permit QORUS to remove the Equipment.

         4.4. ALPHA shall provide the maintenance and support services for ALPHA and ALPHA Customers, as set forth in the Operating Plan.

5.       Customer Registration and Payment.

         5.1. ALPHA Customers shall register for the Services as described in Exhibit B.

         5.2. QORUS's description of Services and Pricing to ALPHA is set forth in Exhibit A, provided however that pricing to ALPHA Customers shall be determined by ALPHA in its sole discretion. QORUS may, decrease, where market conditions dictate, or increase as market conditions allow, the pricing of Services to ALPHA at any time upon written mutual agreement.

         5.3. QORUS shall be responsible for providing a single, standardized monthly electronic billing feed to ALPHA, on or about the 5th of every month, which includes all service usage and billing information, by ALPHA Customer, for the previous month. Payment terms will be Net 30 days. Such payments will be made by ALPHA to QORUS regardless of ALPHA's ability to collect its charges from ALPHA Customers.

         5.4. ALPHA, or its ALPHA Authorized Reseller, shall be responsible for and pay all taxes applicable to amounts billed to ALPHA Customers under this Agreement (excluding taxes based on QORUS's income, net worth or capital).

         5.5. All amounts due and owing to QORUS hereunder but not paid by ALPHA on the due date thereof shall bear interest at the rate of the lesser of: (i) one and one-half per cent (1 1/2%) per month; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

6.       Term and Termination.

         6.1. The initial term of this Agreement shall commence as of the Effective Date and will continue for a period of three (3) years (the "Initial Term"). At the conclusion of the Initial Term and any subsequent term, this Agreement shall automatically be extended for an additional one (1) year term unless either Party provides the other Party with written notice of its intention not to renew this Agreement at least six (6) months prior to the expiration of the then current term. The


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                  Agreement shall automatically be renewed for an additional one
                  (1) year term on the same basis as above, on an ongoing basis until one party elects not to renew it.

         6.2.     This Agreement may also be terminated as follows:

                  a. At any time upon the mutual written agreement of the Parties; or

                  b. By either Party immediately if the other Party fails to cure any material breach within thirty days following receipt of written notice thereof; or

                  c. By either Party immediately upon giving written notice to the other Party if the other Party has a receiver, administrator, administrative receiver or liquidator appointed; if the other Party passes a resolution liquidating the Party, if any court of competent jurisdiction issues an order to that effect, or if the other Party enters into any arrangement with its creditors, becomes insolvent or ceases to carry on business;


         6.3. Upon termination or expiration of this Agreement, the Parties agree to cooperate in good faith to effect an orderly wind-up of the relationship created under this Agreement. QORUS shall complete all orders, which it has accepted and ALPHA shall remain obligated to pay all amounts owing to QORUS hereunder. Termination of this Agreement shall not limit either party from pursuing any other remedies otherwise available to it.

         6.4. In the event of a termination of this Agreement pursuant to its terms or upon expiration of this Agreement, QORUS shall not have any obligation to ALPHA, or to any employee of ALPHA or ALPHA Authorized Reseller, for compensation or for damages of any kind, whether on account of the loss by ALPHA or such employee or ALPHA Authorized Reseller of present or prospective sales, investments, compensation or goodwill. ALPHA hereby indemnifies and holds QORUS harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of ALPHA or a ALPHA Authorized Reseller under any applicable termination, labor, social security or other similar laws or regulations.

         6.5 It is expressly agreed and understood that in the event of Termination of the agreement, QORUS may not in any way contact Alpha Customers, except in the course of general advertising programs unless given written confirmation, signed by two Alpha directors, that they may do so.

7.       Confidentiality.

         7.1. The Parties agree that the following provisions shall govern the anticipated mutual disclosure and use of confidential and proprietary information under this Agreement.

                  a. as used in this Agreement, the term "Proprietary Information" shall mean information that is transmitted or otherwise provided by or on behalf of either Party to the other Party related to this Agreement and the services to be performed hereunder, and that may be reasonably understood from legends, the circumstances of disclosure or the nature or the information itself, to be proprietary and/or confidential to the disclosing party. Proprietary Information may be disclosed in written or other tangible form


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                           (including on magnetic media) or by oral, visual or
                           other means. Proprietary Information shall include, without limitation, a Party's business plan, customer names and information relating to the customers, information regarding other material third party relationships which a Party may obtain in the course of performance under this Agreement, and scientific or technical data, design or process. Notwithstanding the foregoing, Proprietary Information shall not include any information that:

                           (i)      was publicly known at the time of
                                    discloser's communication thereof to
                                    recipient;

                           (ii) becomes publicly known through no fault of recipient subsequent to the time of discloser's communication thereof to recipient;

                           (iii) was in recipient's possession free of any obligation of confidence at the time of discloser's communication thereof to recipient;

                           (iv) is developed by recipient independently of and without reference to any of discloser's Proprietary Information or other information that discloser disclosed in confidence to any third party;

                           (v) is rightfully obtained by recipient from third parties which made such disclosure without restriction; or

                           (vi) is identified in writing by discloser as no longer proprietary or confidential.

         7.2. In the event recipient is required by law, regulation or court order to disclose any of discloser's Proprietary Information, recipient will, where reasonably possible, promptly notify discloser in writing prior to making any such disclosure in order to facilitate discloser seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with discloser in seeking such order or other remedy. Recipient further agrees that if discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, it will furnish only that portion of the Proprietary Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Proprietary Information.

         7.3. The Parties acknowledge that their respective Proprietary Information, as well as their respective intellectual property rights pursuant to this Agreement, are unique and valuable, and that breach by either Party of the obligations of this Agreement regarding such Proprietary Information and intellectual property rights will result in irreparable injury to the affected Party for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of such provisions, the affected Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such beach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

         7.4. Each Party receiving Proprietary Information shall, as to any Proprietary Information that may be disclosed to it by the other Party hereunder: (i) use the Proprietary Information only in the performance of this Agreement and (ii) protect such Proprietary Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary


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                  information of like importance, but in any case using no less than a reasonable degree of care. Recipient may disclose Proprietary Information received hereunder to its Affiliates and its employees and subcontractors, who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Proprietary Information from unauthorized use and disclosure provided that in any event recipient shall remain liable for breaches by any such third parties of the provisions of this Section. Proprietary Information shall not otherwise be disclosed to any third party without the prior written consent of the discloser.

8.       Compliance with Regulations.

         QORUS shall comply, in all material respects, with all applicable statutes, laws, regulations, tariffs and orders adopted or issued by any governmental authority governing the provisioning of the Services by QORUS to ALPHA Customers including, but not limited to, all relevant export and re-export controls under the U.S. Export Administration Regulations and/or similar regulations of the U.S. or any other country. ALPHA shall cooperate with QORUS as reasonably necessary to permit QORUS to comply with such laws and administrative regulations.

9.       Representations and Warranties.

         9.1. QORUS represents and warrants to ALPHA (and no other person or entity) that:

                  a. the Services will perform substantially as described in the Documentation. ALPHA's exclusive remedy for breach of this warranty is QORUS re-performing the Services for no additional charge;

                  b. it has not incorporated in the Services, and, to QORUS's knowledge, the Services do not contain any "time bomb", "worms", viruses, locks, drop dead devices or other routines or components to permit unauthorized access, disable the software or data, harm the system on which the software is run or performance and other actions which would impair the value or operation of the Services;

                  c. to QORUS's knowledge, the Services do not infringe upon or violate any patent, copyright, trademark, or other intellectual property or proprietary right of any third party and do not constitute a misappropriation of trade secrets of any third party.

         9.2. Year 2000 Compliance. QORUS warrants that QORUS's provision of Licensed Product to ALPHA, and any related deliverables provided to ALPHA under this Agreement, will not be adversely affected by the occurrence or use of dates before, on, or after January 1, 2000 A.D., including dates and leap years between the twentieth and twenty-first centuries ("Millennial Dates"). Any deliverables (including any software, hardware or firmware product(s) delivered by QORUS to ALPHA) will without error or omission, create, receive, store, process and output (collectively, "Compute") information related to Millennial Dates. This warranty includes, without limitation, that the deliverables will accurately, and without performance degradation, compute Millennial Dates, date-dependent data, date-related interfaces, or other date-related functions (including, without limitation, calculating, comparing, and sequencing such functions). At ALPHA's request, QORUS will provide written evidence sufficient to demonstrate adequate testing and conversion of the deliverable to meet the foregoing requirements. In all cases, the parties agree that Year 2000 compliance of Services will be dependent upon Year 2000

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                  compliance of ALPHA Customers' email systems and other
                  software and hardware.

10.      Disclaimer on Warranties; Limitation of Liability.

         10.1. EXCEPT AS SPECIFICALLY MADE IN THIS AGREEMENT, QORUS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT.

         10.2. EXCEPT AS IS PROVIDED IN ARTICLE 11 BELOW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, OR ANY AFFILIATE THEREOF BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, STATUTORY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE OR PROFITS OR OTHER LOST ECONOMIC ADVANTAGE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BREACH HEREOF, WHETHER SUCH CLAIMS ARE BASED ON BREACH OF CONTRACT, STRICT LIABILITY, TORT, OR ANY OTHER LEGAL THEORY AND EVEN IF THE OTHER PARTY KNEW, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES HAVE AGREED THAT THE LIMITATION SPECIFIED IN THIS SECTION WILL SURVIVE AND APPLY IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

         10.3. Limited Damages. IN NO EVENT (EXCEPT AS IS PROVIDED IN ARTICLE 11 BELOW) SHALL QORUS's LIABILITY TO ALPHA IN CONNECTION WITH THIS AGREEMENT EXCEED AMOUNTS PAID TO QORUS BY ALPHA UNDER THIS AGREEMENT. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION ANY ACTION FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS.

11.      Indemnification

         11.1. Each Party agrees to indemnify the other and its directors, officers, agents and employees harmless from and against any and all losses, liabilities, judgements, damages, costs and expense, including reasonable attorneys' fees and court costs, resulting from or arising out of any charges, claims, suits, actions, causes of action, of any kind and description, brought by any third party as a result of or in connection with a breach of or default by a Party of any provision of, or representations or warranties set forth in this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of the other Party.

                  QORUS agrees to indemnify ALPHA, its directors, officers, agents and employees harmless from and against any and all losses, liabilities, judgments, damages, costs and expense, including reasonable attorneys' fees and court costs, resulting from or arising out of any charges, claims, suits, actions, causes of action, of any kind and description, brought by any third party as a result of or in connection with any claim that the use or sale of the Services by ALPHA or any ALPHA Customer infringes on the intellectual property rights of any third party or constitutes a misappropriation of a trade secret of any third party; provided, however, that:


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                  (a) In the event that any Service is held in a suit or
                  proceeding to infringe any intellectual property rights of a third party and the use or reselling of such Service is enjoined, or QORUS reasonably believes that it is likely to be found to infringe or likely to be enjoined, then QORUS shall, at its sole cost and expense, either (i) procure for ALPHA the right to continue using and reselling such Service, or (ii) modify such Service so that it becomes non-infringing.

                  (b) QORUS shall have no obligation for any claim of infringement arising from: (i) any combination of Services with products or services not supplied or approved in writing by QORUS, where such infringement would not have occurred but for such combination; (ii) the adaptation or modification of Services not performed by QORUS, where such infringement would not have occurred but for such adaptation or modification;
                  (iii) the use of Services in an application for which it was not designed or intended, where such infringement would not have occurred but for such use; or (iv) a claim based on intellectual property rights claimed by ALPHA or any of its Affiliates.

                  (c) This Section 11.1 states ALPHA's sole and exclusive remedy in the event that a Service infringes on the intellectual property right of any third party.


         11.2.    In the event a claim which is covered by the terms of this
                  Section is made by a third party against either ALPHA or QORUS, the party receiving the claim and entitled to indemnification hereunder (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and the indemnification obligation arising thereunder. The Indemnifying Party shall be accorded control of the defense and of all negotiations for settlement or compromise of such claim and the Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of such claim. The Indemnified Party may at its own expense, be represented in such defense. The Indemnifying Party shall promptly adjust, settle for defend or otherwise dispose of the claim at its sole cost and expense. The Indemnifying Party may not agree to any settlement, which imposes liability on the Indemnified Party without the prior written consent of the Indemnified Party.

         11.3 In the event a claim is based partially on an indemnified claim described in Section 11.1 above and partially on a non-indemnified claim, or is based partially on a claim indemnified by QORUS pursuant to Section 11.1 above and partially on a claim indemnified by ALPHA pursuant to Section
                  11.1 above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.




12.      Arbitration Clause.

         Any dispute or disagreement arising between the Parties in connection with this Agreement, which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon in writing) from the date that either Party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in London, United Kingdom, in accordance


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         with The Arbitration Act 1996. The cost of the arbitration, including the fees and expenses of the arbitrator(s) and legal counsel, will be shared equally by the parties unless the award otherwise provides. Each Party will be responsible for its own legal fees; provided, however, that the prevailing party in any arbitration proceeding shall be entitled to reimbursement of its legal fees and costs by the non-prevailing party.

13.      Publicity.

         No news, media or other informational releases public announcements, public disclosures, advertising or marketing materials concerning or referencing any part of the terms and conditions of this Agreement, including exhibits hereto, either Party's performance hereunder, or any other aspect of the Agreement shall be made or distributed without the express prior written approval of the other Party.

14.      Force Majeure.

         Neither Party will be liable for any failure to perform (other than payment obligations) due to unforeseen circumstances or causes beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts or civil or military authorities, fire, flood, accident, shortages of fuel, raw materials or equipment, provided that the delayed Party has taken reasonable measure to notify the other in writing of the delay.

15.      Miscellaneous.

         15.1. Non Waiver. The failure of either Party to insist upon the strict performance of any terms, covenants and conditions of this Agreement at any time, or in any one or more instances, or its failure to take advantage of any of its rights hereunder, or any course of conduct or dealing, shall not be construed as a waiver or relinquishment of any such rights or conditions at any future time and shall in no way affect the continuance in full force and effect of all the provisions of this Agreement.

         15.2. Relationship of Parties/Independent Contractors. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between QORUS and ALPHA. Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other. Neither Party shall have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors. Neither Party shall have any authority to bind or commit the other. Except as expressly agreed in writing each Party shall bear its own costs and expenses incurred under or in conjunction with performance of this Agreement.

         15.3. Headings. Headings used in this Agreement are for convenience and reference only and shall not be construed as altering the meaning of this Agreement or any of its parts.

         15.4. Applicable Law. This Agreement shall be interpreted construed and governed in accordance with the laws of England, without regard to its conflict of law provisions.

         15.5. Survival. The Parties agree that Section 6.3, 6.4, and Articles 7, 10, 11, 12, 13, 14 and 15 shall survive the expiration or any earlier termination of this Agreement.

         15.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining terms shall not be affected. The Agreement shall be interpreted as if the illegal, invalid or unenforceable provision had not been included in it, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closes to the intention of the Parties underlying the invalid or unenforceable provision.

         15.7. Notices. All notices, request, demands, or communications required or permitted hereunder shall be in writing, delivered personally, by registered mail with return receipt, by overnight delivery service, by electronic mail (with confirmed receipt), or facsimile (with confirmed receipt), at the respective addresses set forth below (or at such other addresses as shall be given in writing by either Party to the other). All notices, requests, demands or communications shall be deemed effective upon receipt for personal delivery, on the business day following the date of sending by electronic mail, facsimile or overnight delivery service, or three days after mailing.

         QORUS:                     Chief Financial Officer
                                    QORUS.COM
                                    9600 Sepulveda Blvd.
                                    Los Angeles, CA   90045
                                    Fax (310) 258 8460

         ALPHA:                     Managing Director
                                    ALPHA Telecom (UK) Ltd.
                                    Molasses House, Plantation Wharf
                                    London, England

         15.8. Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party may assign this Agreement without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, either Party, without the consent of the other, assign its rights and obligations hereunder to an Affiliate, or to a successor in interest or to a purchaser of all or substantially all of its assets or of the assets of that portion of its business as to which this Agreement pertains. Any prohibited assignment shall be null and void.

         15.9. Entire Agreement. This Agreement, including Exhibit A and Exhibit B hereto constitutes the entire understanding of the Parties, and supersedes all prior or contemporaneous written and oral agreements, representations or negotiations with respect to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by both Parties.

         15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ALPHA TELECOM (UK) LTD.                     QORUS.COM

Signature                                   Signature

Name                                        Name

Date                                        Date

Title                                       Title


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

                                    EXHIBIT A

                              SERVICES AND PRICING

SERVICE DESCRIPTION

o        GENERAL:

         -        10MB allocated disk space for message storage

         -        Personal email address

         -        Personal phone number for voice mail access

o        FAX CAPABILITIES:

         -        Fax to any fax number at local call charges

         -        Receive notice of incoming fax via QORUS telephone access

         - Send or forward fax to any fax number from telephone or browser interface

         -        View faxes similarly to viewing e-mail

         -        Broadcast fax capabilities

         -        Fax to e-mail addresses

o        E-MAIL CAPABILITIES:

         -        Send to and receive from all standard e-mail systems

         -        Send to multiple e-mail addresses

         -        Attach multiple files to e-mail messages

         -        Send to any combination of e-mail, faxes, pagers, voice mail

         - Listen to e-mail on telephone in same fashion as listening to voice mail

         -        Use QORUS features with existing e-mail clients

         -        Send to any fax number

         -        Send to multiple fax numbers

         -        Notification of e-mail arrival via voice mail

         -        Send to multiple pagers

o        VOICE MAIL CAPABILITIES:

         -        Leave voice mail in QORUS via telephone access

         -        Retrieve voice mail from QORUS telephone access

         -        Retrieve voice mail from computer with voice medium

         -        Notification by fax if a voice mail is received

         - Send, reply, or forward voice mail to e-mail using the telephone interface

         -        Notification by page if a voice mail is received

o        PAGING CAPABILITIES

         -        Page from telephone interface with address book option

         -        Send pages from browser interface with address book option

         - Supports multiple paging providers: numeric, alphanumeric and page enabled cellular phones

o        OTHER SERVICES

         - Remote access to mailbox using the Internet or touch-tone phone

         -        Platform/operating system independent

         - Full service e-mail/phone/fax/pager address book accessible from both the Internet and the telephone interfaces

         - Full scheduling features which allow user to create a unique set of instructions for QORUS to handle, forward or hold incoming and outgoing messages

         - Message transmission events can be pre-set based on any combination of:

         -        Type of message(e-mail, fax, voice, page)

         -        Start and end date and/or start and end time

         -        Day of week

         -        Filter an incoming message

         -        Address message to any type or individual


PRICING

QORUS will be paid as per Sections 5.2 and 5.3 of the Agreement an amount equal to 50% of the prices charged by Alpha to its customers provided that Qorus shall not receive less than 50% of the amount agreed to per user per month.

Alpha and Qorus will agree, in writing, to any price changes.

The agreed monthly charge shall be (pound)9.95/month and may only be changed by the written consent of both parties. Upon any such change, the revenue sharing arrangement shall continue to be 50% of the amount agreed to per user per month.

Qorus further agrees that this consent will not be unreasonably withheld and that Qorus will support Alpha's efforts to maintain the most competitive pricing within its market.


ADDITIONAL PRICING:

Pricing for additional features such as additional allocated disk space in 5MB increments beyond 10MB, Teleco charges for fax and pages outside of area, and other features tbd, will be determined by mutual agreement between the Parties and revenues will be shared 50%/50 % between the Parties.


ALPHA TELECOM SERVICES TO QORUS

Termination services will be purchased by Qorus at the RACS installation site in UK from Alpha Telecom and may include outbound faxes and pages for any Qorus customer. Further discussion and finalization of this arrangement is required.

                                    EXHIBIT B

                                 OPERATING PLAN

MARKETING AND SALES

Alpha will make best efforts to identify target customers, create appropriate collateral, advertising and other specific sales efforts to secure commitments from some portion of those customers to buy Qorus services. Such activities will be directed toward prospective market segments which are known to have clear need for Qorus services. Any card-based activities must be at Alpha's own expense.


Qorus will help Alpha secure customers through any or all of the following means:

- Supply existing marketing materials to Alpha for distribution or original work for incorporation into Alpha-developed materials.

- Periodic visits to Alpha and Alpha prospective customers by Qorus personnel to assist with presentation and explanation of Qorus services.

-        Start-up discount on Qorus services as proposed in Exhibit A Pricing

-        Promotional programs as warranted (further discussion required)



ACCOUNT CREATION/CLOSURE

Alpha customers will sign-up directly through the Alpha-branded registration web-page. The customer may supply a pre-assigned reference number identifying them as an Alpha customer and the appropriate account configuration.

The customer will be assigned appropriate telephone access numbers and email id. The account will be available for immediate usage.

Upon creation, a notice will be sent to the appropriate Alpha representative advising of the account creation.

Customers may discontinue services at any time via web or telephone access.

Alpha will be notified by email upon account closure of such activity.

BILLING

Qorus will bill Alpha at the end of each month the flat rate for all accounts active at the end of the month and for associated additional charges (telco, additional storage, etc.)


CUSTOMER SUPPORT

Alpha will supply the first and second line of support to its users on a 24 x 7 basis. This includes telephone and email based questions and problems. Training for this support will be provided by Qorus as outlined below.

Qorus will provide third tier support.


TRAINING

A. Qorus will provide at its location in Southern California technical support training designed to familiarize a qualified Alpha telcom technician with the operation capabilities of the Equipment, to enable the technician to install the Equipment in the UK and to provide ongoing rebooting services as directed by Qorus. Estimated length of this training - 1 day.

B. Qorus will provide customer service/technical support training to an Alpha service support technician at the Southern California location in order for Alpha to be able to provide first and second tier support to Alpha Customers, and to document escalation procedures.

MAINTENANCE

The costs associated with maintenance of the Equipment will be borne by Qorus. Systems management to monitor availability of systems and applications will be provided remotely.


SERVICE ENHANCEMENTS

Qorus will, from time to time, add features to the services. These additional features will be made available to Alpha and its customers as well. If Qorus adds significant functionality which results in a retail price list change, Alpha will be given the option to revise pricing to reflect such new services.

                                    EXHIBIT C

EQUIPMENT:


QORUS will provide and cause to be installed a Remote Access Communications System ("RACS") at a mutually agreeable secure location within ALPHA's premises. QORUS will retain title to, provide risk of loss insurance, and be solely responsible for maintenance of the equipment.

QORUS/ALPHA CO-LOCATION SPECIFICATION:

ALPHA Provisioning:

         Access Requirements:

o Internet connection with a minimum bandwidth of 3 mbs. Minimum 1.5 mbs for each RACS.

o   Minimum of 8 internet addresses.

o   Required circuits for RACS:

    o   4 (Four) E1's

    o   30 digital channels each E1

    o   E1 Line Type - Framing Formats - CRC-4 Multiframing

                      o   Line Coding - HDB3

                      o   Clock Source - MVIP bus master clock signals

                      o   Line Impedance - 120 ohm terminations

             o   1000 DID numbers both trunks.

             o   DID rollover from trunk A to C; B to D.

             o   Services: DNIS, DID, CallerID, (ANI).

             Space Requirements:

o   One 19 inch rack containing:

    o   1 Cisco PIX Firewall

    o   1 Cisco 2900 100base T Switch

    o   2 RACS

        Service Requirements:

    o   24/7 Reboot Support



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